Exhibit 99.1

For Immediate Release

Contacts: For investors:

Gary Burnison (310) 226-2613

For media:

Anneli Ballard (212) 984-9350

Korn/Ferry International Announces a 25% increase in Fee

Revenue in the First Quarter

Highlights

•	First quarter fiscal 2007 fee revenue of $152.8 million increased $30.6 million, or 25%, from $122.2 million in the same quarter last year.

•	Adjusted first quarter fiscal 2007 diluted earnings per share, which excludes the impact of the implementation of SFAS 123(R), was $0.33, an increase of 22% over Q1’06 diluted earnings per share of $0.27. Q1’07 actual diluted earnings per share was $0.31 compared to $0.27 in the prior year first quarter.

Los Angeles, CA, September 7, 2006 - Korn/Ferry International (NYSE:KFY), a premier global provider of executive search, outsourced recruiting and leadership development solutions, announced first quarter fiscal 2007 diluted earnings per share of $0.31 compared to $0.27 in Q1’06. Diluted earnings per share was $0.33 in Q1’07 excluding the effect of implementation of SFAS 123(R) in the quarter.

“Our business remains vibrant, largely due to the continued global economic expansion along with a growing need by organizations to retain and develop their human capital,” said Paul C. Reilly, Chairman and CEO of Korn/Ferry. “It is increasingly evident to me that today’s leading organizations are becoming as focused on retention and development as they are on recruiting.”

Financial Results

(dollars in millions, except per share amounts)

	First Quarter
	Q1’07	Q1’06
Fee Revenue	$152.8	$122.2
Revenue	$161.1	$129.1
Operating Income	$20.3	$18.7
Operating Margin	13.3%	15.3%
Net Income	$13.7	$11.6
Basic Earnings Per Share	$0.35	$0.29
Diluted Earnings Per Share	$0.31	$0.27
Adjusted Results*
Net Income	$14.8	$11.6
Diluted Earnings Per Share	$0.33	$0.27

*	Adjusted results exclude the effect of implementation of SFAS 123(R) in Q1’07. This is a non-GAAP measure that is provided for comparative purposes and is not intended to replace Net Income or EPS measured in accordance with U.S. Generally Accepted Accounting Principles (see attached reconciliation).

Fee revenue of $152.8 million in Q1’07 increased $30.6 million, or 25%, from $122.2 million in Q1’06. Fee revenue improved globally due to a 25% increase in the number of search engagements opened as well as a 10% increase in the average fee billed per engagement compared to prior year. Exchange rates impacted fee revenue in Q1’07 favorably by $0.4 million compared to Q1’06.

Compensation and benefits of $104.4 million in Q1’07 increased $26.4 million, or 34%, compared to $78.0 million in Q1’06. The increase is a reflection of higher headcount in North America, Asia and Futurestep, as the Company continues to invest in its operations. Variable compensation also increased due to improved profitability.

General and administrative expense of $24.4 million in Q1’07 increased by $1.7 million, or 7%, from $22.7 million in Q1’06 as a result of increased other administrative expense as compared to the same period last year.

Operating income was $20.3 million in Q1’07, an improvement of $1.6 million, over Q1’06. Adjusted for the effect of SFAS 123(R) operating margin for the quarter was 14.6%.

The Company repurchased $24.5 million of stock during Q1’07 and through July 31, 2006 the Company has repurchased $43.2 million under authorized buy back programs of $75 million.

Balance Sheet and Liquidity

Cash, cash equivalents and marketable securities was $210.8 million at July 31, 2006 compared to $162.1 million at July 31, 2005. The increase was due to improved operating cash flow and financing activities.

Interest expense was $2.5 million in both Q1’07 and Q1’06. Interest expense in both years related primarily to borrowings under Korn/Ferry’s convertible securities and COLI policies. At July 31, 2006, Korn/Ferry had no outstanding borrowings under its credit facility.

Results by Segment

Selected Executive Recruitment Data

(dollars in millions)

	First Quarter
	Q1’07	Q1’06
Fee Revenue	$132.5	$105.4
Revenue	$139.3	$110.9
Operating Income	$26.7	$22.8
Operating Margin	20.2%	21.6%
Average Number of Consultants	453	409
Engagements (a)	1,719	1,411

(a)	Represents new engagements opened in the respective period.

Fee revenue was $132.5 million in Q1’07, an increase of $27.0 million, or 25.6%, from $105.4 million in Q1’06. Fee revenue improved in all regions due to an increase in the number of engagements, as compared to the same quarter last year.

Executive recruitment operating income improved $3.9 million in Q1’07, or 17.1%, to $26.7 million compared to $22.8 million in Q1’06. Without the effects of SFAS 123(R) the operating margin was 21.3% in Q1’06.

We continue to invest in our people as we continue to secure additional engagements across various regions and industries. The total number of consultants at July 31, 2006 was 466, an increase of 45 from July 31, 2005.

Selected Futurestep Data

(dollars in millions)

	First Quarter
	Q1’07	Q1’06
Fee Revenue	$20.3	$16.8
Revenue	$21.8	$18.2
Operating Income	$1.0	$1.9
Operating Margin	5.1%	11.5%

Fee revenue was $20.3 million in Q1’07, an increase of $3.5 million, or 21%, from $16.8 million in Q1’06. Improvements in fee revenue were driven by an increase in the number of new engagements opened and continuing development of Futurestep’s recruitment process outsourcing operations.

Futurestep had operating income of $1.0 million in Q1’07, a decrease of $0.9 million from operating income of $1.9 million in Q1’06 primarily due to increased personnel related costs as the company has continued to invest in its employees and expand its geographic reach.

Outlook

Assuming constant foreign exchange rates, Korn/Ferry estimates that second quarter fiscal 2007 fee revenue is likely to be in the range of $147 million to $157 million and diluted earnings per share is likely to be in the range of $0.28 to $0.32.

Earnings Conference Call Webcast

The earnings conference call will be held today at 10:00 AM (EDT) and hosted by Paul C. Reilly, Chairman and CEO, and Gary Burnison, Chief Operating Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE:KFY), with more than 70 offices in 40 countries, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to identify, deploy, develop, retain and reward their talent. For more information on the Korn/Ferry International family of companies, visit www.kornferry.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended July 31,
	2006	2005
Fee revenue	$152,763	$122,201
Reimbursed out-of-pocket engagement expenses	8,383	6,894

Total revenue	161,146	129,095
Compensation and benefits	104,437	77,955
General and administrative expense	24,365	22,717
Out-of-pocket engagement expense	9,707	7,478
Depreciation and amortization	2,289	2,201

Total operating expense	140,798	110,351

Operating income	20,348	18,744
Interest and other income (expense), net	(81)	(1,126)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	20,267	17,618
Provision for income taxes	7,600	6,448
Equity in earnings of unconsolidated subsidiaries	996	443

Net income	$13,663	$11,613

Interest expense on convertible securities, net of taxes	784	785

Net income adjusted for computation of diluted EPS	$14,447	$12,398

Basic earnings per common share	$0.35	$0.29

Basic weighted average common shares outstanding	39,021	39,384

Diluted earnings per common share	$0.31	$0.27

Diluted weighted average common shares outstanding	46,768	46,686

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

EXCLUDING IMPACT OF 123(R)

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended July 31,
	2006 - As Reported	123(R) Expense	2006 - As Adjusted	2005
Fee revenue	$152,763		$152,763	$122,201
Reimbursed out-of-pocket engagement expenses	8,383		8,383	6,894

Total revenue	161,146		161,146	129,095
Compensation and benefits	104,437	1,882	102,555	77,955
General and administrative expense	24,365		24,365	22,717
Out-of-pocket engagement expense	9,707		9,707	7,478
Depreciation and amortization	2,289		2,289	2,201

Total operating expense	140,798	1,882	138,916	110,351

Operating income	20,348		22,230	18,744
Interest and other income (expense), net	(81)		(81)	(1,126)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	20,267		22,149	17,618
Provision for income taxes	7,600	708	8,308	6,448
Equity in earnings of unconsolidated subsidiaries	996		996	443

Net income	$13,663		$14,837	$11,613

Interest expense on convertible securities, net of taxes	784		784	785

Net income adjusted for computation of diluted EPS	$14,447		$15,621	$12,398

Basic earnings per common share	$0.35		$0.38	$0.29

Basic weighted average common shares outstanding	39,021		39,021	39,384

Diluted earnings per common share	$0.31		$0.33	$0.27

Diluted weighted average common shares outstanding	46,768		46,768	46,686

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

(unaudited)

	Quarter Ended July 31,
	2006		2005
Fee Revenue:
Executive recruitment:
North America	$75,484		$61,727
Europe	34,187		27,021
Asia/Pacific	18,264		13,319
South America	4,479		3,371

Total executive recruitment	132,414		105,438
Futurestep	20,349		16,763

Total fee revenue	152,763		122,201

Reimbursed out-of-pocket engagement expenses	8,383		6,894

Total revenue	$161,146		$129,095

		Margin		Margin
Operating Income (Loss):
Executive recruitment:
North America	$17,080	23%	$14,313	23%
Europe	5,204	15%	5,087	19%
Asia/Pacific	3,690	20%	2,691	20%
South America	738	16%	666	20%

Total executive recruitment	26,712	20%	22,757	22%
Futurestep	1,044	5%	1,931	12%
Corporate	(7,408)		(5,944)

Total operating income	$20,348	13%	$18,744	15%

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	As of July 31, 2006	As of April 30, 2006
ASSETS
Cash and cash equivalents	$185,419	$257,543
Marketable securities	25,422	20,654
Receivables due from clients, net of allowance for doubtful accounts of $9,501 and $8,818, respectively	103,084	87,287
Income taxes and other receivables	5,305	5,328
Deferred income taxes	9,987	9,669
Prepaid expenses	16,037	14,019

Total current assets	345,254	394,500

Property and equipment, net	21,267	20,533
Cash surrender value of company owned life insurance policies, net of loans	70,763	70,592
Deferred income taxes	35,387	32,267
Goodwill	109,043	109,484
Deferred financing costs, investments and other	8,111	8,115

Total assets	$589,825	$635,491

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$10,147	$9,731
Income taxes payable	19,903	17,138
Compensation and benefits payable	68,919	121,885
Other accrued liabilities	26,116	27,537

Total current liabilities	125,085	176,291

Deferred compensation and other retirement plans	78,905	71,790
Long-term debt	45,197	45,147
Other liabilities	7,207	7,523
7.5% Convertible mandatorily redeemable preferred stock, net of unamortized discount and issuance costs, redemption value $11,387	11,039	10,989

Total liabilities	267,433	311,740
Shareholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 45,095 and 43,628 shares issued and 41,325 and 41,201 shares outstanding, respectively	346,458	344,285
Retained deficit	(9,491)	(23,154)
Unearned restricted stock compensation	(25,683)	(7,731)
Accumulated other comprehensive income	11,666	10,910

Shareholders’ equity	322,950	324,310
Less: Notes receivable from shareholders	(558)	(559)

Total shareholders’ equity	322,392	323,751

Total liabilities and shareholders’ equity	$589,825	$635,491